15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Kallo to Negotiate Implementation Strategy of MobileCareTM with Guinea Government Official

NEW YORK, NY – USA. (November 7, 2013) – Kallo, Inc. (OTCQB: KALO) (the “Company”), a healthcare technology company, today announces that the Monsieur Directeur Général de l’Administration et Controle des Grands Project (ACGP) Guinea  has officially confirmed final discussions with the Company on financing, contracts and delivery timelines of Kallo MobileCare™.

The confirmed itinerary commences on Monday, November 18, 2013, with a presentation on implementation of Kallo MobileCare™. Service, maintenance, education and training will be discussed on the following day, and project financing and delivery timelines will be finalized by the end of the week.

“A Value for Money (VfM) assessment by the Ministry of Health on this healthcare project, which is valued at more than USD $100 million, has determined that the logic of the project is both beneficial and supported by evidence for the level of investment involved. Kallo MobileCare™ solution represents the best value for money,” stated John Cecil, Chairman & CEO of Kallo Inc.

“We are delighted at the opportunity to help alleviate the current burden on Guinea’s healthcare delivery system by providing quick healthcare access to people all across the country. The Government of Guinea has displayed its commitment to benefit the rural population in the country, and Kallo is honored to be a part of this noble mandate. As per the confirmed itinerary, Kallo will travel to Guinea next week to plan implementation. Stand by for more exciting news on this and other projects from Kallo,” added Mr. Cecil.

About Kallo, Inc.

Kallo improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians & other healthcare organizations. The company’s technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions.

For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca.

Notice Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca